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FOR IMMEDIATE RELEASE                                               Exhibit 99.5
Contact:
Kevin McGrath                                        Barry Sloane
Cameron Associates, Inc.                             Chairman of the Board & CEO
212-245-8800                                         Newtek Capital, Inc.
Kevin@cameronassoc.com                               212-826-9022
                                                     bsloane@newtekcapital.com

NEWTEK INVESTS IN TRANSWORLD BUSINESS BROKERS - FLORIDA'S LARGEST BUSINESS
BROKER


New York, NY, July 10, 2001 - Newtek Capital, Inc. (AMEX: NKC), a specialist in acquiring, developing and operating early stage high growth businesses, announced today an investment in Transworld Business Brokers, LLC ("TWBB"), a leader in the marketing and sales of small to medium sized businesses and also a consultant in mergers and acquisition activity in South Florida. Headquartered in Ft. Lauderdale, TWBB (www.transworldbrokers.com) specializes in brokering businesses in the automotive, distribution, restaurant, manufacturing, medical, retail, service and franchise industries. The $590,000 investment, in debt and equity, was made through Newtek's Florida-based certified capital company ("CAPCO").

TWBB is the largest business broker in the state of Florida, evidenced by the fact that it received the most "Million Dollar" awards for business brokers over the past three years. There are currently twenty-two agents working for TWBB with extensive backgrounds in managing and owning small, medium and large-scale businesses. TWBB handles all the details of a transaction , which includes the gathering and organization of all required documents, procurement of non-compete covenants, training contracts, financing and pricing.

TWBB's goals are to maintain its current trend of revenue growth and profitability, expand geographically throughout Florida and into neighboring states, introduce new technological methods of evaluating and facilitating transactions, develop and implement a standard training course and procedure for business brokers to be used in remote offices as they expand and establish a dominant presence nationally as a business broker. Andrew Cagnetta, CEO of TWBB, stated: "We are looking forward to our partnership with Newtek - this only strengthens our position in the market and ensures our continued success and plans for expansion".

The funding from this round will be used for working capital, expansion of TWBB's marketing programs and corporate infrastructure and the hiring of key personnel. Newtek received a 33.3% ownership interest along with 1 of 3 board seats for its investment. Barrry Sloane, Chairman and CEO of Newtek, stated:
"We are excited about our opportunity with Transworld because it gives us a direct distribution channel into small businesses through Transworld for selling our service provider partner company product offerings".

For further information, contact Andrew Cagnetta, CEO of TWBB, at 954-772-1122, or email at info@transworldbrokers.com.

Newtek Capital, Inc. (www.newtekcapital.com) creates significant non-dilutive capital through the operation of seven CAPCOs in four states. Since 1998, Newtek has raised more than $119 million of certified capital and has made investments in 26 companies, 12 majority-owned or primarily controlled partner companies and investments in 14 other businesses. It operates as a holding
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company for a network of partner companies in a collaborative and coordinated effort to develop successful businesses in a number of emerging and technological areas.

The statements in this release may contain forward-looking statements relating to such matters as anticipated future financial performance, business prospects and similar matters. The Private Securities Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company's actual results to differ materially from the anticipated results expressed in the Company's forward looking statements such as intensified competition and/or operating problems in its operating business projects and their impact on revenues and profit margins The Company also notes that overall profitability could be materially effected by economic conditions and unanticipated developments in the core businesses of our partner companies.